Exhibit 10.1

Consultancy Agreement

This Consultancy Agreement dated effective August 19, 2021, sets forth the terms of engagement of Bennett Nussbaum as Interim Chief Financial Officer (“Interim CFO”) with Purple Innovation, Inc. (the “Company”).

Title. Interim Chief Financial Officer

Term. Engagement shall commence August 19, 2021 and go through February 19, 2022 (the “Term”). Notwithstanding the Term period, the engagement may be terminated at any time, and both parties to this agreement shall be free to terminate this engagement at any time, for any reason; provided, however, the engagement shall end on the last day of the Term unless renewed by the Company. In the event the engagement is terminated prior to the end of the Term, the effective date of the termination shall be two (2) weeks from the notice of early termination.

Renewal. The Company may renew this agreement for additional one (1) month terms (each being a “Renewal Term”) replacing the beginning and ending dates as appropriate. The Company may renew by giving sixty (60) days written notice of renewal prior to the end of the Term or ten (10) calendar days written notice of renewal prior to the end of the Renewal Term.

Interim Chief Financial Officer Responsibilities. Interim CFO shall report directly to the Chief Executive Officer (“CEO”). Interim CFO shall be responsible for the ordinary and customary duties of a Chief Financial Officer of a public company. Interim CFO shall not be precluded from serving on the board of directors of other corporations and/or non-profit organizations, subject to (i) the Company’s prior written consent, said consent shall not be unreasonably withheld, and (ii) the approval of the Company’s board of directors. The Interim CFO’s engagement shall be full-time and performed by Interim CFO at the Company’s headquarters or remotely at the discretion of the CEO.

Compensation. Interim CFO shall receive compensation in the amount of $300,000 for the Term, and $50,000 for any Renewal Term, payable over that period every two (2) weeks on the dates in accordance with usual payroll practices of the Company. The Interim CFO will be responsible for payment of all taxes and obligations arising from these payments. These payments will be reported by the Company on an IRS Form 1099-MISC. Unless Interim CFO’s engagement is terminated by the Company for cause, payment of this compensation shall be guaranteed through the end of the Term and any subsequent Renewal Term. In the event Interim CFO’s engagement is terminated without cause before the end of the Term or any Renewal Term, payment of any unpaid compensation for the Term or Renewal Term in which such notice of early termination is given shall be paid to Interim CFO no later than two (2) weeks from the notice of termination or last day of service whichever is later. A change in title/position as the Company’s Interim CFO shall be deemed a termination unless otherwise agreed in writing by the parties.

Additional Compensation. Additional compensation in the amount of $100,000 shall be paid to Interim CFO at the end of the Term, and $16,666.67 at the end of each Renewal Term, unless engagement under this agreement is terminated earlier by the Company for cause or by Interim CFO for any reason. The Company may give a discretionary payment of up to an additional $75,000 at the discretion of the CEO. The additional compensation and any payment amount will be paid to Interim CFO at the earlier of the next regularly scheduled payroll date after the Term, and any Renewal Term, or the earlier departure of the Interim CFO following a termination by the Company without cause. For the avoidance of doubt, no additional compensation under this section shall be paid to Interim CFO in the event of an earlier departure following a voluntary termination by Interim CFO for any reason or a termination by the Company for cause.

Incentive Compensation. In the event the Company stock price increases prior to the end of the initial Term, or any earlier termination by the Company other than for cause, Interim CFO will be paid one-time additional compensation which shall be calculated as the increase from a base of $26.00 per share to the NASDAQ price per share at the time of the Interim CFO’s departure from the Company, but in no event greater than $36.00 per share, multiplied by a factor of 20,000. This additional compensation shall be paid to Interim CFO within two (2) weeks from the last date of his services.

Business Expense Reimbursement. Interim CFO shall be reimbursed all reasonable and documented business-related expenses incurred in connection with Interim CFO’s services including but not limited to air, auto, and/or other transportation expenses for travel to and from the Company’s headquarters and nearby lodging. International travel shall be no less than business class. Expenses shall be reimbursed per the Company’s policies related to business expenses. If there is a conflict in such policies and this provision, this provision shall apply.

Insurance Coverage. The Interim CFO shall be covered by all insurance policies (including D & O Liability insurance) available to other senior management of the Company. The Company represents it carries, will continue to carry, and keep in full force and effect, proper insurance coverage in scope, terms, and size appropriate for a company of the size and nature of the Company. In the event the Company does not have proper coverage at any time, the Company agrees to indemnify and hold harmless the Interim CFO for all costs, expense, liabilities, losses, judgments, fines, legal, and accounting fees, or other to be paid in settlement, in defense, or otherwise suffered by the Interim CFO by virtue of this consulting agreement with the Company or its agents, in the form of the Company’s indemnification agreements entered into with other senior management.

No Other Benefits. Interim CFO is not an employee of the Company and shall not be eligible to participate in the Company’s benefits programs, such as health, dental, and vision insurance plans, as well as life insurance and the Company’s 401(k) plan. Interim CFO shall not be required to work during acknowledged days off during sick leave, holidays and other excused absences as recognized by the Company in accordance with its policies for its employees.

Drug/Alcohol Testing. By accepting this engagement, Interim CFO represents that he is free of inappropriate drug or alcohol use, and further agrees to submit to a drug/alcohol screening test as reasonably requested by the Company. Interim CFO accepts that the Company has a smoke-free workplace policy and a drug/alcohol-free workplace program which could include ongoing random or comprehensive testing of all employees, including consultants.

Company Policies. Interim CFO shall comply with all Company policies and procedures and acknowledges that as a condition of this engagement Interim CFO shall sign additional agreements preserving Company’s rights in its intellectual property and other assets, including confidentiality, non-compete, and non-solicitation agreements, in the Company’s usual forms.

Corporate Opportunity. During this engagement, Interim CFO shall submit to the Company all business, commercial and investment opportunities or offers presented to him or of which he is aware related to the business of the Company. Unless approved by the board of directors, Interim CFO shall not accept or pursue, directly or indirectly, any such corporate opportunities on his own behalf.

Cooperation. Interim CFO shall during and after the Term, subject to the Company providing reimbursement for out-of-pocket expenses, including but not limited to accounting fees and legal fees, cooperate with the Company in any internal investigations or administrative, regulatory, or judicial proceedings or matters as reasonably requested by the Company, including without limitation being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into his possession, all at times and on schedules that are reasonably consistent with his other permitted activities and commitments. The Company represents that no such matters that would take Interim CFO away from the usual duties of a CFO are pending or ongoing at this time. For the avoidance of doubt, in the event Interim CFO no longer is engaged by the Company as Interim CFO, he shall be given a reasonable per diem to compensate him for his time incurred in complying with his obligations under this provision.

Counterparts. This agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute an agreement between each of the parties, hereto, notwithstanding that all of the parties are not signatories to the original or same counterpart.

Severability. Should any part, term, or provision of this agreement be declared or determined by a court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and shall remain in effect.

Miscellaneous. This agreement between the parties shall be construed in accordance with the laws of the State of Utah and, together with other reasonable customary agreements, including those referenced herein, that Interim CFO is requested to sign as a condition of his engagement, constitutes the entire agreement and understanding of the undersigned. It shall be binding upon, and inure to, the benefit of the undersigned parties hereto, any successors to or assigns of the Company, Interim CFO’s heirs, beneficiaries, executors, estates, and/or personal representatives. The undersigned Company representative acknowledges that he has been properly authorized to enter into this agreement and with the approval of the board of directors of the Company.

IN WITNESS WHEREOF, the parties hereto, being fully authorized, have caused this Consultancy Agreement to be duly executed effective as of the date first above written.

Purple Innovation, Inc.

/s/ Joseph Megibow
By:	Joseph Megibow	Date: 08/23/2021
Title:	Chief Executive Officer

/s/ Bennett L. Nussbaum	Date: 08/23/2021
Bennett L. Nussbaum